INDEMNITY AGREEMENT


         AGREEMENT, as of June 18, 1998 (the "Agreement"), between MGI Properties, a Massachusetts trust (the "Trust") and __________ (the "Indemnitee").

         WHEREAS, it is essential to the Trust to retain and attract as trustees and executive officers the most capable persons available;

         WHEREAS, Indemnitee has agreed to serve as a trustee or executive officer of the Trust;

         WHEREAS, both the Trust and Indemnitee recognize the increased risk of litigation and other claims being asserted against trustees and executive officers of public companies in today's environment;

         WHEREAS, the Bylaws (the "Bylaws") and Declaration of Trust (the "Declaration of Trust") of the Trust require the Trust to indemnify and advance expenses to its trustees and certain executive officers to the fullest extent provided by law, and the Indemnitee has agreed to serve (or continue to serve) as a trustee (or executive officer) of the Trust in part in reliance on such provisions in the Bylaws and Declaration of Trust; and

         WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability in order to enhance Indemnitee's continued service to the Trust in an effective manner and Indemnitee's reliance on the foregoing provisions in the Bylaws and Declaration of Trust, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such provisions in the Bylaws and Declaration of Trust will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such provisions in the Bylaws or Declaration of Trust or any change in the composition of the Trust's Board of Trustees or acquisition transaction relating to the Trust), the Trust wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by law and as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of Indemnitee agreeing to serve as a trustee or executive officer of the Trust and intending to be legally bound hereby, the parties hereto agree as follows:


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         1.       Certain Definitions:

                  (a) Change in Control: shall be deemed to have occurred upon any of the following events:

                           (i) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Trust's then outstanding voting securities (the "Voting Securities.), provided, however, that for purposes of this Section l(a)(i), the Voting Securities acquired directly from the Trust by any Person shall be excluded from the determination of such Person's Beneficial Ownership of voting securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

                           (ii) The individuals who, as of June 18, 1998, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Trust's shareholders, of any new trustee was approved by a vote of at least two-thirds of the Incumbent Board, such new trustee shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                           (iii) Approval by shareholders of the Trust of (A) a merger or consolidation involving the Trust if the shareholders of the Trust immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than seventy-five percent (75%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (B) a complete liquidation or dissolution of the Trust or an agreement for the sale or other disposition of all or substantially all of the assets of the Trust.


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                           (iv) Notwithstanding the foregoing, a Change in
                           Control shall not be deemed to occur solely because twenty percent (20%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Trust or any of its subsidiaries or (ii) any entity which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Trust in the same proportion as their ownership of stock in the Trust immediately prior to such acquisition. Nor shall a Change in Control be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the subsequent acquisition of Voting Securities by the Trust which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Trust, and after such share acquisition by the Trust, the Subject Person becomes the Beneficial of an), additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                  (b) Claim: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether commenced or conducted by the Trust or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

                  (c) Expenses: consist of attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, settling, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.


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


                  (d) Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is, was or has agreed to become a trustee, officer, employee, agent or fiduciary of the Trust, or is or was serving or has agreed to serve in any capacity, at the request of the Trust, in any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

                  (e) Potential Change in Control: shall be deemed to have occurred if (i) the Trust enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Trust) publicly announces an intention to take or to begins taking actions which if completed would constitute a Change in Control; or
                           (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                  (f) Voting Securities: any securities of the Trust which vote generally in the election of trustees.

         2.       Indemnification: Expenses: Procedure:

                  (a) Basic Indemnification Agreement. In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Trust shall indemnify Indemnitee who has acted in good faith (without regard to the negligence or other fault of the Indemnitee) to the fullest extent permitted by applicable law, as soon as practicable but in no event later than thirty days after written demand is presented to the Trust, against any and all Expenses, judgments, fines, penalties, excise taxes and amounts paid or to be paid in settlement (if such settlement is approved in advance by the Trust, which approval shall not be unreasonably withheld) (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes or amounts paid or to be paid in settlement) of such Claim. If Indemnitee makes a request to be


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


                           indemnified under this Agreement, the Board of Trustees (acting by a quorum consisting of trustees who are not parties to the Claim with respect to the Indemnifiable Event or, if such a quorum is not obtainable, acting upon an opinion in writing of independent legal counsel ("Board Action")) shall, as soon as practicable but in no event later than thirty days after such request, authorize such indemnification. Notwithstanding anything in the Bylaws or this Agreement to the contrary, following a Change in Control, Indemnitee shall, unless prohibited by law, be entitled to indemnification pursuant to this Agreement in connection with any Claim made hereunder.

                  (b) Advancement of Expenses. Notwithstanding anything in the Bylaws or this Agreement to the contrary, if so requested by Indemnitee, the Trust shall advance (within two business days of such request) any and all Expenses relating to a Claim to Indemnitee (an "Expense Advance"), upon the receipt of a written undertaking by or on behalf of Indemnitee to repay such Expense Advance if a judgment or other final adjudication adverse to Indemnitee establishes that Indemnitee, with respect to such Claim, is not eligible for indemnification.

                  (c) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Trust notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Such notice shall contain the written affirmation of the Indemnitee that the standard of conduct necessary for indemnification hereunder has been satisfied. Notice to the Trust shall be directed to the Secretary of the Trust in the manner provided in Section 18 hereof. Indemnitee shall give the Trust such information and cooperation as it may reasonably require and as shall be within Indemnitee's power. A delay in giving notice under this Section 2(c) shall not invalidate the Indemnitee's right to indemnity under this Agreement unless such delay prejudices the defense of the claim or the availability to the Trust of insurance coverage for such claim.


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


                  (d) Selection of Counsel. In the event the Trust shall be obligated under Section 2(b) hereof to pay the Expenses of any proceeding against Indemnitee, the Trust, unless the Indemnitee determines that a conflict of interest exists between the Indemnitee and the Trust with respect to a particular Claim, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Trust, the Trust will be not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his own separate counsel in any such proceeding in addition to or in place of any counsel retained by the Trust on behalf of Indemnitee at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Trust, (B) Indemnitee shall have concluded that there may be a conflict of interest between the Trust and Indemnitee in the conduct of any such defense or (C) the Trust shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Trust.

                  (e) Litigation Concerning Right to Indemnification. If there has been no Board Action or Arbitration (as defined in Section 3), or if Board Action determines that Indemnitee would not be permitted to be indemnified, in any respect, in whole or in part, in accordance with Section 2(a) of this Agreement, Indemnitee shall have the right to commence litigation in the court which is hearing the action or proceeding relating to the Claim for which indemnification is sought or in any court in the Commonwealth of Massachusetts having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any Board Action or any aspect thereof, and the Trust hereby consents to service of process and to appear in any such proceeding. Notwithstanding anything in the Declaration of Trust, the Bylaws or this Agreement


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


                           to the contrary, if Indemnitee has commenced legal proceedings in a court of competent jurisdiction or Arbitration to secure a determination that Indemnitee should be indemnified under this Agreement, the Declaration of Trust, the Bylaws or applicable law, any Board Action that Indemnitee would not be permitted to be indemnified in accordance with
                           Section 2(a) of this Agreement shall not be binding in the event that such legal proceedings are finally adjudicated. Any Board Action not followed by such litigation or Arbitration shall be conclusive and binding on the Trust and Indemnitee.

         3. Change in Control. The Trust agrees that if there is a Change in Control, Indemnitee, by giving written notice to the Trust and the American Arbitration Association (the "Notice"), may require that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration (the "Arbitration") in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association (the "Rules") Arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules within thirty days of delivery of the Notice. The decision of the panel shall be made as soon as practicable after the panel has been selected, and the parties agree to use their reasonable efforts to cause the panel to deliver its decision within ninety days of its selection. The Trust shall pay all fees and expenses of the Arbitration. The Arbitration shall be conclusive and binding on the Trust and Indemnitee and the Trust or Indemnitee may cause judgment upon award rendered by the arbitrators to be entered in any court having jurisdiction thereof.

         4. Establishment of Trust. In the event of a Potential Change in Control or a Change in Control, the Trust shall, promptly upon written request by Indemnitee, create a trust (the "Trust Fund") for the benefit of Indemnitee and from time to time, upon written request of Indemnitee to the Trust, shall fund such Trust Fund in an amount, as set forth in such request, sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The terms of the Trust Fund shall provide that upon a Change in Control (i) the Trust Fund shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (ii) the trustee of the


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


Trust Fund shall advance, within two business days of a request by Indemnitee, any and all Expenses to Indemnitee, not advanced directly by the Trust to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the circumstances under which Indemnitee would be required to reimburse the Trust under Section 2 (b) of this Agreement) (iii) the Trust Fund shall continue to be funded by the Trust in accordance with the funding obligation set forth above:
(iv) the trustee of the Trust Fund shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such Trust Fund shall revert to the Trust upon a final determination by Board Action or Arbitration or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee of the Trust Fund shall be an independent third party chosen by Indemnitee. Nothing in this
Section 4 shall relieve the Trust of any of its obligations under this Agreement.

         5. Indemnification for Additional Expenses. The Trust shall indemnify Indemnitee against any and all expenses (including attorneys' fees, subject to Section 19 hereof) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any claim asserted by or action brought by or against Indemnitee for (i) indemnification or advance payment of Expenses by the Trust under law, this Agreement, or any other agreement or Bylaw of the Trust now or hereafter in effect relating to Claims for Indemnifiable Events and/or
(ii) recovery under any trustees' and officers' liability insurance policies maintained by the Trust, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

         6. Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Trust for some or a portion of the Expenses, judgments, fines, penalties, excise taxes and amounts paid or to be paid in settlement of a Claim but not, however, for all of the total amount thereof, the Trust shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be presumed to be entitled to indemnification against any and all Expenses, judgments, fines, penalties, excise taxes and amounts paid or to be paid in


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


settlement of such Claim in connection with any determination by Board Action, Arbitration or a court of competent jurisdiction that Indemnitee is not entitled to be indemnified hereunder and the burden of proof shall be on the Trust to establish that Indemnitee is not so entitled.

         7. No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or this Agreement.

         8. Contribution. In the event that the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Trust, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Claim relating to an Indemnifiable Event, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such action by Board Action or Arbitration or by the court before which such action was brought in order to reflect (i) the relative benefits received by the Trust and Indemnitee as a result of the event (s) and/or transaction (s) giving cause to such action; and/or (ii) the relative fault of the Trust (and its other trustees, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). Indemnitee's right to contribution under this Section 8 shall be determined in accordance with, pursuant to and in the same manner as, the provisions in Sections 2 and 3 hereof relating to Indemnitee's right to indemnification under this Agreement.

         9. Notice to the Trust by Indemnitee. Indemnitee agrees to promptly notify the Trust in writing upon being served with or having actual knowledge of any citation summons, compliant, indictment or any other similar document relating to any action which may result in a claim of indemnification or contribution hereunder.

         10. Non-exclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Declaration of Trust or Bylaws or applicable law, and nothing herein shall be deemed to diminish or otherwise restrict Indemnitee's right to indemnification under any such other provision. To the extent applicable law or the Declaration of Trust or the Bylaws of the Trust, as in effect on the date hereof or at any time in the future, permit greater


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


indemnification than as provided for in this Agreement, the parties hereto agree that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such law or provision of the Declaration of Trust or Bylaws and this Agreement shall be deemed amended without any further action by the Trust or Indemnitee to grant such greater benefits. Indemnitee may elect to have Indemnitee's rights hereunder interpreted on the basis of applicable law in affect at the time of execution of this Agreement, at the time of the occurrence of the Indemnifiable Event giving rise to a claim or at the time indemnification is sought.

         11. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Trust or any affiliate of the Trust against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Trust or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

         12. Amendments, Etc. Except as provided in Section 10 hereof, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the panics hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         13. Subrogation. In the event of payment under this Agreement, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery with respect to such payment of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Trust effectively to bring suit to enforce such rights.

         14. No Duplication of Payments. The Trust shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

         15. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable against and by the parties hereto and their respective successors, assigns


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


(including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Trust), spouses, heirs and personal and legal representatives. The Trust shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Trust, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Trust would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a trustee and/or officer of the Trust or of any other enterprise at the Trust's request.

         16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

         17. Exceptions. Any other provision herein to the contrary notwithstanding, the Trust shall not be obligated pursuant to the terms of this Agreement to indemnify the Indemnitee in the following circumstances:

                  (a) Excluded Acts. The Trust shall not be obligated to indemnify any Indemnitee who is a trustee for any acts or omissions or transactions of such person in such capacity from which a trustee may not be relieved of liability under the laws of the state in which the Trust is organized; or

                  (b) Claims. The Trust shall not be obligated to indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent that Indemnitee has otherwise actually received payment, or payments have been made on behalf of Indemnitee, with respect to such expense or liability (under any insurance policy, provision of the Trust's Declaration of Trust or Bylaws, or otherwise) of amounts otherwise indemnifiable hereunder; or

                  (c) Claims Under Section 16(b). The Trust shall not be obligated to indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the 1934 Act, or any similar successor statute.


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


         18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid:

                  A.       If to Indemnitee, to:

                           -------------------------

                           -------------------------

                           -------------------------


or to such other person or address which Indemnitee shall furnish to the Trust in writing pursuant to the above.

                  B.       If to the Trust, to:

                           MGI Properties
                           One Winthrop Square
                           Boston, Massachusetts, 02110


or to such person or address as the Trust shall furnish to Indemnitee in writing pursuant to the above.

         19. Attorneys' Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Trust under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee's material defenses to such action were made in bad faith or were frivolous.

         20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Trust is organized, which laws are applicable to


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



contracts made and to be performed in such state without giving to the principles of conflicts of laws.

         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute a single agreement.



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


         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of June 18, 1998.



                                         MGI PROPERTIES



                                         By:
                                             -----------------------------------
                                                Name:
                                                Title:


                                         INDEMNITEE


                                         ---------------------------------------
                                         BY:





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